Kirsten Wolberg to Join SGI Board of Directors

MILPITAS, CA -- (Marketwired - January 21, 2016) - SGI (NASDAQ: SGI), a global leader in high performance solutions for compute, data analytics, and data management, today announced that its Board of Directors has appointed Kirsten Wolberg a member.

Ms. Wolberg currently serves as Vice President, Talent for PayPal, a global technology platform and payments leader, directing the talent acquisition, performance and learning teams. For the past year, she held the role as Separation Executive for PayPal leading the PayPal separation program as part of the eBay/PayPal tax-free split. Prior to leading this strategic effort for PayPal, she was responsible for the chief operating functions for PayPal Technology. Before joining PayPal, Ms. Wolberg served as CIO for Saleforce.com.

"As a member of the team that helped put PayPal at the forefront of the digital payments revolution, Kirsten's vast experience in technology and strategy and her solid business operations acumen will add incredible strength to SGI's board," said Jorge Titinger, President & CEO. "I am confident Kirsten will leverage her extensive skills to help advance SGI's business strategy and future endeavors."

Computerworld recently acknowledged Ms. Wolberg's exceptional technology leadership by naming her one of their 2016 Premier 100 Technology Leaders. In 2011, she was selected as one of the Most Influential Women in Business in the Bay Area, by the San Francisco Business Times. Ms. Wolberg has a strong background in strategy, technology and operations. For the past eight years, she has served in leadership roles with The Leukemia and Lymphoma Society (LLS) and is on the Board of Trustees of the Greater Bay Area chapter of that organization. Ms. Wolberg holds a B.S. degree in Finance from the University of Southern California and an MBA degree from the J.L. Kellogg Graduate School of Management at Northwestern.

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